Exhibit 99.1
Spirit Airlines Reports February 2017 Traffic

MIRAMAR, Fla., (March 8, 2017) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for February 2017.

Traffic (revenue passenger miles) in February 2017 increased 10.6 percent versus February 2016 on a capacity (available seat miles) increase of 14.9 percent. Load factor for February 2017 was 80.7 percent, a decrease of 3.1 percentage points compared to February 2016.
 Preliminary Traffic Results

	February 2017	February 2016	Change
Revenue passenger miles (RPMs) (000)	1,733,004	1,566,798	10.6%
Available seat miles (ASMs) (000)	2,147,968	1,869,638	14.9%
Load factor	80.7%	83.8%	(3.1) pts
Passenger flight segments	1,722,592	1,543,392	11.6%
Average stage length (miles)	984	992	(0.8)%
Total departures	12,311	11,043	11.5%

	YTD 2017	YTD 2016	Change
Revenue passenger miles (RPMs) (000)	3,556,361	3,226,634	10.2%
Available seat miles (ASMs) (000)	4,479,359	3,900,592	14.8%
Load factor	79.4%	82.7%	(3.3) pts
Passenger flight segments	3,519,011	3,162,006	11.3%
Average stage length (miles)	987	996	(0.9)%
Total departures	25,608	22,944	11.6%

Preliminary Systemwide Operational Performance

February 2017
On-Time Performance[1]	83.2%
Completion Factor	98.3%

1Total percentage of flights arriving within 14 minutes of scheduled arrival time.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 420 daily flights to 59 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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